As filed with the Securities and Exchange Commission on August 2, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLANTIC AMERICAN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Georgia (State of Incorporation)	58-1027114 (I.R.S. Employer Identification Number)

ATLANTIC AMERICAN CORPORATION
2002 INCENTIVE PLAN

Hilton H. Howell, Jr.,
President and Chief Executive Officer
Atlantic American Corporation
4370 Peachtree Road, N.E.
Atlanta, GA 30319
(Name and Address of Agent for Service)
(404) 266-5500
(Telephone Number, including area code, of Agent for Service)

Copy to:

Mark L. Hanson, Esq.
Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, GA 30308-3242
(404) 521-3939

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered (1)	registered	share (2)	price (2)	registration fee (2)

Common Stock $1.00 par value	2,000,000	$2.20	$4,400,000	$405.00

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the incentive plan described herein.

(2)	In accordance with Rule 457(c) and (h) under the Securities Act of 1933, the maximum aggregate offering price and registration fee have been computed as follows: (a) the price per share of the Common Stock of Atlantic American Corporation has been based on the closing price reported for the Common Stock on the Nasdaq National Market on July 31, 2002 (a date within 5 business days prior to the date of filing this Registration Statement) and (b) the registration fee is calculated by multiplying the product of the proposed maximum offering price per share and the number of shares to be registered by .000092.

PART II
SIGNATURES
EXHIBIT INDEX
EX-4.1 2002 INCENTIVE PLAN
EX-5 OPINION OF JONES, DAY, REAVIS & POGUE

EXPLANATORY NOTE

     In accordance with the Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of Atlantic American Corporation pursuant to the Atlantic American Corporation 2002 Incentive Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2002;

(c)	all other reports filed with the Securities and Exchange Commission pursuant to Section 13(e) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2002; and

(d)	the description of the Registrant’s Common Stock, $1.00 par value (the “Common Stock”) contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Inapplicable.

Item 6.   Indemnification of Directors and Officers.

     Article 9 of the Bylaws of the Registrant provides that the Registrant shall indemnify any of its directors, officers, employees or agents, or any person serving at the Registrant’s request as a director, officer, employee or agent of another corporation or organization, against loss or expense if it shall have been determined that the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, except that in proceedings to obtain a judgment in favor of the Registrant, indemnification would be limited to expenses incurred in defense or settlement, and, in the case of adjudicated negligence or misconduct, only if and to the extent approved by the court. Such indemnification obligation is not to be deemed exclusive of any other right, in respect of indemnification or otherwise, to which any party may be entitled under any other Bylaw provision or resolution approved by the shareholders.

     The Registrant’s Restated Articles of Incorporation, as amended (the “Articles”), contain provisions that provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code, as amended, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has obtained directors’ and officers’ liability and corporation reimbursement insurance. The insurance reimburses (a) directors and officers for certain losses arising from claims made against them in their capacities as such, or (b) the Company for amounts paid where the Registrant is required or permitted to indemnify directors and officers for such losses.

Item 7.   Exemption from Registration Claimed.

     Inapplicable.

Item 8.   Exhibits.

4.1	Atlantic American Corporation 2002 Incentive Plan.

5	Opinion of Jones, Day, Reavis & Pogue regarding legality of the Common Stock being registered.

23.1*	Consent of Arthur Andersen LLP.

23.2	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5)

24.	Power of Attorney (included in signature pages)

     *As permitted by Rule 437a of the Securities Act of 1933, as amended, the Registrant has omitted the written consent of Arthur Andersen LLP (which audited and issued a report on the Registrant’s financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001) that is otherwise required to be filed by Section 7 of the Securities Act. The Registrant made reasonable efforts to obtain a written consent from Arthur Andersen LLP in connection with this Registration Statement, but such efforts were unsuccessful. As a result of the foregoing, investors may be unable to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of material fact contained in the financial statements of the Registrant audited by Arthur Andersen LLP that are included in the Annual Report on Form 10-K filed for the year ended December 31, 2001, for any omissions to state a material fact required to be stated therein, which financial statements are incorporated in this Registration Statement by reference.

Item 9.   Undertakings.

     (a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that sub-paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 2, 2002.

ATLANTIC AMERICAN CORPORATION

By:	/s/ Hilton H. Howell, Jr.

Hilton H. Howell, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Hilton H. Howell, Jr. and J. Mack Robinson, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ J. Mack Robinson	Date:	August 2, 2002

J. Mack Robinson Chairman and Director

/s/ Hilton H. Howell, Jr.		August 2, 2002

Hilton H. Howell, Jr. President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John G. Sample, Jr.		August 2, 2002

John G. Sample, Jr. Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Edward E. Elson		August 2, 2002

Edward E. Elson Director

/s/ Harold K. Fischer	August 2, 2002

Harold K. Fischer Director

/s/ Samuel E. Hudgins	August 2, 2002

Samuel E. Hudgins Director

/s/ D. Raymond Riddle	August 2, 2002

D. Raymond Riddle Director

/s/ Harriet J. Robinson	August 2, 2002

Harriet J. Robinson Director

/s/ Scott G. Thompson	August 2, 2002

Scott G. Thompson Director

/s/ Mark C. West	August 2, 2002

Mark C. West Director

/s/ William H. Whaley	August 2, 2002

William H. Whaley Director

/s/ Dom H. Wyant	August 2, 2002

Dom H. Wyant Director

EXHIBIT INDEX

Exhibits

4.1	Atlantic American Corporation 2002 Incentive Plan.

5	Opinion of Jones, Day, Reavis & Pogue regarding legality of the Common Stock being registered.

23.1*	Consent of Arthur Andersen LLP.

23.2	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5)

24	Power of Attorney (included in signature pages)

*	Omitted in accordance with Rule 437a, as described in the Registration Statement.